Exhibit 10.6

Lease Agreement

Made and signed in Ramat Gan on May 9, 2012

Between:                                             Bechar & Sons (1983) Food Supply and Marketing Ltd., Private Company 51-1008633

At Adv. Avi Bechar, of 9 Hagilad St., Ramat Gan

(hereinafter: “the Lessor”)

Of the one part

And:                                                                     SteadyMed Ltd., Private Company 513698928

Of 5 Oppenheimer St., Tamar Park Rehovot

(hereinafter: “the Lessee”)

Of the other part

Whereas                                                 The Lessor warrants that it is the owner and holds the exclusive right of possession over offices located on Floor A at 5 Oppenheimer St., Rehovot, known as part of parcel 200, block 3695, including 12 parking spots (9-13, 39-45), and including the relative part in the common areas at the building (hereinafter: “the Property”) and that there is no prevention according to law and/or agreement upon its engagement in this Contract, lease of the Property and receipt of the Rent;

And whereas                          The Lessee wishes to rent the Property from the Lessor (including the relative part in the common areas at the building) according to the terms of this Agreement, and the Lessor is interested in leasing the Property to the Lessor, explicitly provided that it will not be protected according to the Tenant Protection Law (Consolidated Version), 5732-1972 and/or any other law that amends and/or replaces the same and/or the regulations according thereto;

And whereas                          The Lessee undertakes that it did not pay key money or other premium to the Lessor for the Property and that it wishes to rent the Property subject to the explicit condition that it will not be protected according to the Tenant Protection Law (Consolidated Version), 5732-1972 and/or any other law that amends and/or replaces the same and/or the regulations according thereto;

Therefore, it is warranted, agreed upon and conditioned by the Parties as follows:

1.              The preamble of this Agreement and its Appendices constitute an integral part thereof and are binding as its other terms. Headings in this Agreement are intended for convenience and orientation only, and will not serve for interpretation of any term of this Agreement.

2.              The Lease Period

The Lessor hereby leases the Property to the Lessee, and the Lessee hereby rents the Property from the Lessor, commencing on July 1, 2012 and until June 30, 2015, according to the conditions set forth in this Agreement (hereinafter: “the Lease Period”).

3.              Purpose and Designation of the Lease

a)             The Lessee undertakes to use the Property for the purpose of management of high-tech industry.

a)             The Lessee hereby warrants that it has seen the Property and its vicinity, inspected them and found them to be suitable and appropriate for the lease purpose from any aspect, including its location, quality of construction and permits required for management of the lease purpose, and it declares it has not found any incompatibility; if such is discovered, it hereby waives any remedy to which it is entitled due to the same.

b)             The Lessee hereby undertakes that the Property will serve only for the purpose specified in sub-Section A above, and the Lessee also undertakes to ensure that it and/or its employees and/or its agents and/or its visitors and/or its guests do not perform any use and/or matter and/or action that is illegal at the Property and/or adjacent thereof and/or that are noisy, annoying, disturb the Property and/or the building at which the Property is located, including its facilities and/or content, in an unreasonable manner.

c)              Each of the Parties undertakes to fulfill the provisions of any law that applies to the Property and/or in connection therewith. Without derogating from the generality of the aforesaid, the Lessee undertakes to obtain any license and/or permit required according to any law for management of its business at the Property and/or for fulfillment of the lease purpose as specified in sub-Section A above and/or for presentation of signs and installation thereof according to Section 9 below. For this purpose, the Lessee will be entitled to submit applications for approvals, permits and other consents that may be required by national or local authorities, in order to obtain a permit for the lease purpose. The Lessor will sign any form or document required for this purpose, provided the same does not impose thereupon monetary obligation or liability for the correctness of the form or document. The Lessor undertakes not to submit an objection, whether in writing or orally, and not to otherwise object to the licensing processes for the Property, provided the same is in accordance with the provisions of this Agreement.

d)             It is hereby clarified that to the best knowledge of the Lessor, the Management Company is installing sprinklers in the public areas and the private areas. It is hereby clarified that the Lessor will bear the cost of installation of such sprinklers according to the requirements of the Management Company. It is also clarified that if the Lessee cannot meet its obligations according to this Agreement due to non-receipt of approval from the fire department and/or any other competent authority in connection with the sprinklers (“Authorities Approval”), the Lessee must advise the Lessor in writing of the same within reasonable time, and the Lessee will have the right, according to its exclusive discretion, to vacate the Property without any penalty, by written notice submitted to the Lessor two months in advance.

e)              Breach of the provisions of sub-Section A constitutes material breach of this Agreement.

4.              The rent

a.              For the Lease period, according to this Agreement, the Lessee will pay the Lessor for the Property as defined above, the monthly rent of 34,000 NIS (thirty four thousand New Israeli Shekels).

1)             To the monthly rent will be added the linkage as defined in this Agreement. To avoid doubt, if the new index decreases from the original one, the rent will not decrease.

2)             “Index” – The Cost of Living index as published by the Central Bureau of Statistics or any other official body or institute that may replace it, whether it is based on the same data or not. If another index replaces it, and the Central Bureau of Statistics and Economic research does not state the connection between the index and that replacing it, the accountants of the parties will decide on the connection between the index and the new one, by agreement, between them.

“The basic index”- The cost of living index published on June 15, 2012.

“The new index” -The last periodical index, published before the date for any payments’ transfer.

“Linkage” -The difference between the new index and the basic index divided by the basic index, and multiplied by the rent principal.

3)             The rent will be paid every three months in advance by means of Bank transfer to the Lessor’s account in the First International Bank, Yitzhak Sade branch (048) account No. 409-202207, Bechar and sons (1983) Food Supply and Marketing Ltd.. Every 6 month the linkage difference will be calculated for every month’s linkage and the Lessee will pay the Lessor these differentials within 7 days from the calculation date.

4)             In addition to the rent, the Lessee will pay the Lessor the VAT due at the rate persisting at the time of payment. The payment will be made together with the rent and that for a lawful tax invoice.

b.              In addition to the aforesaid and without derogation, every amount due from the Lessee to the Lessor that is not paid on time, will bear an arrears’ interest at the customary highest rate of the date in Bank Leumi Ltd. for unauthorized credit’ deviations (hereinafter: “arrear interest”) starting with the debt’s creation and until the actual payment day.

c.               Any non-payment of rent in full and on time, including additions as aforesaid, for a period exceeding 7 days, will be deemed a basic breach of the Agreement by the Lessee to the Lessor, without diminishing the Lessor’s rights deriving from this Agreement.

d.              Nothing mentioned in the above sub section b and/ or c will be interpreted as providing the Lessee with any right to delay any payment in this Agreement.

e.               Payment by check will be deemed as completed only after its full redemption.

f.                It is hereby agreed, that if the Lessee does not use the Property or any of its parts, for any time of the lease period, the Lessee will pay the full rent, and all other payments owing or will owe by this Agreement as if the Lessee has actually been using the Property throughout the lease Period.

g.               The payment will be made up to 11.00 A.M. on the payment date.

h.              Subject to the above sub section c, a breach of any of section 4’s prescriptions will be deemed a basic breach of the Agreement.

5.              Assignment of Rights

a.              The Lessee cannot allow any person unauthorized by the Lessor, apart from his employees and/ or his agents and/ or his independent contractors and/ or any of the persons sponsored by the Lessor, to use the Property, among others the Lessee will not Lease the Property and/ or give to other or others the right to use and/ or assign or transfer any of his rights and/ or obligations deriving from this Agreement to a third party, unless the Lessee receives explicit written authorization, in advance, from the Lessor.

b.              Breach of section 5 will be deemed a basic breach of the Agreement.

6.              Tax

a.              During the Lease period, and in addition to the rent, the Tenant will pay all the government and/or municipal taxes, fees, levies of all sort and type (except Property tax and taxes, fees, levies of all sort and type that are imposed on the Property’s owner) as well as any tax and/or levy and/or fee that is imposed or will be imposed on the Property and/or the business it manages, including municipal taxes, business tax, sign tax etc.

The Lessee undertakes to present the Lessor from time to time, at his request (or his accountant and/or the Lessor’s bookkeeper) with all the receipts indicating that he has paid all the payments charged by the authorities and/or other bodies in this above section.

b.              In avoidance of doubt, it is agreed and declared, that any tax that will be imposed on the use of the Property and/or its maintenance for the Lessee’s business or/and his use of the Property will fall on, and be paid by, the Lessee.

c.               The Lessee will pay management fees to the Property’s Management Company as fixed by the Management Company and on fixed terms. The Lessee declares that he is aware that the agreement between the Management Company and the Condominium delegation has been signed and cannot be changed as long as it is valid. The Management’s agreement copy is attached as Appendix to the Agreement.

d.              Breach of section 6 will be deemed a basic breach of the Agreement.

7.              Tenant Protection

a.              It is explicitly stated and agreed that in relation to the Property and the Lease subject to this Agreement, the Lessee is not a protected Lessee, and that the provisions of the Tenant Protection Law, including the Tenant Protection Law (consolidated version) of 1972 with it amendments and any other law which may be enacted dealing with Tenant Protection does not, and will not, apply to the lease of the Property.

b.              Without derogating from the generality, the parties declare that the Lessee did not pay and was not asked to pay, directly or indirectly, key money and/or any other payment for the Property or any part of it.

8.              The Property’s maintenance and operation

a.              The Lessee undertakes to use the Property with reasonable care, to maintain it in proper condition and to repair at his expense, any defect, impairment, breakdown or damage incurred to the Tenancy unless it occurred through wear from reasonable use.

b.              The Lessor may do any repairs and/or renovations required to keep the Property in proper condition after advance coordination with the Lessee, including repairs to be done at the Lessee’s expense by this Agreement and/or by law. The Lessee will reimburse the Lessor for any reasonable amount he has paid by receipts showing the payments for the repairs that are the Lessee’s responsibility, and were performed as stated by the Lessor instead of the Lessee, immediately after receiving the note, and subject to the Lessor sending an advance 7 (seven) days written note, before doing the said repair, and the Lessee himself or/and anyone on his behalf did not do the repair in that time.

c.               The Lessor undertakes to repair within 14 days, at his expense, any defect, or damage resulting from natural and/or reasonable wear, including damages to infrastructures i.e. sewage, electricity and air-conditioning.

d.              The Lessor may in person, or his representatives, visit the Property during regular business hours with advance coordination with the Lessee in order to control and see its condition including the application of the terms of this

Agreement and/or in order to present the Property to potential buyers and/or lessees.

e.               The Lessee undertakes to indemnify the Lessor immediately, if he is charged of any indemnity to a third party for any damage caused, to the body and/or properties of the said third party, that may have been caused by an act and/or omission of the Lessee and/or any of his representatives as referred to above and below, and subject to the Lessor having transmitted a note to the Lessee concerning the event immediately after receipt of a warning and will allow the Lessee to appoint a legal representative for the Lessor to defend himself against such a claim, if made against him.

9.              a. The Lessee undertakes to take all steps to be in possession of valid licenses and approvals required under any law for the operation of the Property, and to comply with all legal instructions referring to the operation of his business on the Property.

b. The Lessee will be liable for any fine imposed on him and will bear all payments deriving from breach of the connected legal instructions.

In avoidance of doubt, it is hereby clarified that the Lessor does not bear any responsibility for the aforesaid, and that the Lessee will not be released from his undertakings by this Agreement, including paying the rent, due to avoidance of acquiring the licenses or their renewal.

10.       a. The Lessee undertakes not to make any change in the leased Property or add any addition unless he has received the Lessor’s prior and written authorization and subject to this Agreement’s instructions and subject to the Lessor acquiring all the licenses and approvals to perform the alterations if required. To avoid doubt, it is hereby clarified that the Lessee will not abolish the wall dividing the two parts of the Property.

Any alteration or addition made by the Lessee, after the Lessor’s said approval, (except for movables or assets that are not connected in a fixed way to the property) will immediately become the Lessor’s exclusive property without any payment and without the fact being deemed as payment of key- money of any sort or kind.

b.     It is hereby agreed and declared that, without derogating from the said generality of the above sub section a, the Lessee may affix additional signs on the external property’s walls in accordance with the law, including without derogating from the said generality, with the Rehovot municipality laws and provisions and/or the Management Company’s decisions only signs of self-publicity (hereinafter “the signs”).

The Lessor will not abstain from agreement except for detailed, written, reasonable and relevant argument. To avoid doubt, the Lessee will bear all expenses related to the signs’ fixing and/or their maintenance and/or their removal as stated in the following sub section c.

c.     In every case in which, according to this Agreement , the Lessor is allowed to return the Property to his hands, the Lessee undertakes that the Property be returned in proper condition subject to the alterations and additions done by the Lessee, after receipt of the Lessor’s approval, and the repair of all the defects and/or the damage and/or the damaged caused by the signs and/or deviation from the agreed additions and/or the fixing and/or maintenance and/or removal and/or damage caused by them, and except repairs and other defects that are not the Lessee’s responsibility by this Agreement and/or by law, and to carry out, at his expense, every repair and/or renovation required to stand by his undertaking. All this, not later than the date on which the Lessor is entitled to require the Lessee to return the Property to its initial condition and the Lessee undertakes to return the Property to its initial condition, except for natural and/or reasonable wear within a reasonable period following the Lessors’ request.

11.       The Lessee undertakes to keep the Property and its surroundings cleaning and insure that no goods, stocks, packaging tools or other objects be put outside the Property and that the Property’s surroundings will be clean and free from any waste, garbage or objects originating from the Property.

12.       (Deleted – Phone line)

13.       a.     During the Lease period and its extensions, the Lessee will pay for electricity consumption on the Property according to the Property’s separate electricity counter and the payments according to this counter will be paid by the Lessee immediately upon the adequate payment request or until the date stated in the payment demand. The electricity accounts will be paid by the Lessee himself whether they are addressed to him or to the Lessor.

b.              The Lessee will bear and pay on time all house committee and Management Company’s payments.

c.               Copies of the receipts referred to in sections 6 and 13 will be delivered by the Lessee to the Lessor as detailed in the above section 6a.

d.              Notwithstanding the aforesaid, it is agreed that the Lessee may make all payments referred to in the above sections 6 and 13 by bank direct debits. In such a case the Lessee will ensure all direct debits be valid and active and cannot cancel them except by written note to the Lessor.

During the lease period and/or at the Lessors request, the Lessee will provide the Lessor with copies of the said valid direct bank debits.

14.       Insurance

a.                                      The Lessee will insure, at his expense, the Property and his activities on the Property against all risks for which he is responsible as stated by this Agreement. The Lessee undertakes to ensure the existence and validity during all the lease period and/or all relevant additional periods by this Agreement, of the said policies with Insurance firms, in terms and real value.

The property will be insured by the Lessor for its full value, i.e. for a total of 1,000,000 $ (One Million Dollars) with accepted comprehensive coverage effective for loss or damage due to accepted comprehensive fire insurance risks including fire, smoke, lightning, explosion, earthquake, storm and hail, flood, liquid damage and pipe explosions, glass breakage, vehicle injury, aircraft injury, pogrom, strikes, malicious damage and burglary damages as well as loss of lease fees and management fees due to damage caused to the building as a result of the aforementioned risks.

b.                                      Notwithstanding the aforesaid, during the lease period, the Lessee undertakes that the following policies and instructions will exist and be valid :-

•                  Explicit provision in every policy that the policy can only be cancelled after a 30 (thirty) days written note to the Lessor.

•                  Third parties liabilities insurance insures the Lessee’s lawful liability in respect to personal injury or property damage that may result to the body and/or the property of any person or body in the Property and its surroundings, with a liability limit of 250,000$ (A hundred thousand) US Dollars for every case. The insurance is not subject to any limitation for liability deriving from fire, explosion, panic, lifting instruments, loading and unloading, defective sanitary facilities, poisoning, any harmful substance in food or drink, strike or lockout, liability due to and against contractors and subcontractors (of any degree) and their employees, animals, or subrogation claims from the National Insurance Institute. The insurance is extended to indemnify the lessor for its liability as owner and manager and/or any of its representatives, and that subject to the cross liability section, by which, the insurance is deemed to be set separately for every one of the insured individuals.

•                  Insurance of the Property’s content including all alterations, improvements and additions to the Property and/or that are done and/or will be done by or for the Lessee, at full value, and its panes, windows, glass partitions, glass doors, as well as any other property brought to the Property, and/or the project by or for the Lessee (including equipment, furniture, facilities and stocks), as valued by the Insurance appraiser, and against loss or damage by regular risks for comprehensive fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and hail, flood, liquid damage and pipe explosions, glass breakage, vehicle injury, aircraft injury, riots, strikes, malicious damage and burglary damages.

c.                                       The Lessee undertakes to add the Lessor as co-beneficiary on the insurance policy so that the Lessee and the Lessor will be “the insured” or “the beneficiary” together.

d.                                      Without derogating from the aforesaid generality, the Lessee will include in the said policies, a section by which the insurer waives his subrogation rights towards the Lessor and/or toward any right to apply to the Lessor in any way and/or form.

e.                                       The Lessee undertakes to pay the insurance policies in full and on time and to carry out all the undertakings imposed on the insured by the insurance contracts and by the Insurance Contract Law, and to renew them every time so as to assure that the insurance to be applied by this contract be valid at all times during the lease period.

f.                                        The Lessee will provide the Lessor with the insurance policy or the attached Appendix A, Insurance Firm’s Certificate form, not later than the end of the month in which the Agreement was signed.

g.                                       If the Lessee does not provide the Lessor with the insurance policy or the said Insurance Firm’s Certificate form and/or if any insurance policy is cancelled and the Lessee does not provide a copy of an alternative insurance policy in reasonable time since the cancellation, the Lessor may, but is not obliged to take out the said insurance policies at the

Lessee’s expense but the aforesaid does not derogate from any of the Lessor’s other rights and assistance to which he is entitled by this Agreement and/or by law in this matter.

h.                                      Breach of any of section 14 provisions will be deemed a basic breach of the Agreement.

1.              Indemnification

Both parties undertake to indemnify the other party, of all reasonable sums that the first party will pay to any person for deeds and/or default in which the responsibility as described in this Agreement lies with the other party, and also to pay the first party any reasonable expense paid by the second party, including expenses of the defense proceedings in connection with the aforesaid request and/or claim, provided that the second party presents the first party with note of any said request and/or claim, in advance, within a reasonable amount of time and will enable him, at his written request, to defend himself, at his expense, against any said request and/or claim. Each party will cooperate with the other in connection to any said request and/or claim.

16.       Return of the Property

a.                                      In every case in which, according to this Agreement, the Lessor is entitled to return the Property to himself, the Lessee undertakes that the Property be returned the Lessor in the condition it was on the Property’s delivery date taking in account the changes and additions done by the Lessee after reception of the Lessor’s approval, except for wear from natural and/or reasonable use, which is not according to this Agreement, the Lessee’s responsibility, and to repair at his expense, any defect, impairment, breakdown or damage incurred to the Property for the fulfillment of his said undertaking, all that not later than the time in which the Lessor is entitled to receive the Property as aforesaid.

b.                                      The Lessee undertakes to evacuate the Property immediately on the leasing period’s expiry date and/or the end of the Option period or prior to that as said in the following section 18 and to return to the Lessor the exclusive possession of the Property free of any person, and object that does not belong to the Lessor, and in the state that it was in at the delivery of the holding in the Property, apart from reasonable wear as specified in the above section 16a.

c.                                       The parties see the Property’s evacuation and the transfer of the possession on the Property free of any person and object immediately at the lease period’s end or at a prior date, as said in the following section 18 a fundamental condition of this Agreement and fix, after a careful evaluation, the sum equal to 1,600 NIS per day as agreed upon indemnity for the damage caused to the Lessor for every day of delay in the Property’s evacuation and the transfer of the possession of the Property, free of any person, and object.

A delay of up to 3 days will not be deemed as a breach of the Agreement.

The aforesaid does not derogate from or contradict any additional right and/or remedy that are available to the Lessor by this Agreement and/or by law and especially a claim to evacuate and/or expulsion in a summary legal procedure.

17.       Liability for damages

a.                                      In the liabilities distribution between the Lessor and the Lessee, the Lessee will be liable for any loss, injury, damage or failure that might have been caused to the body and/or properties of any person or body, (including the Lessee, third parties, the Lessee’s employees and managers) caused on the Property or its immediate surroundings, related to an act and/or omission of the Lessee and/or any of his representatives including the maintenance and/or use of the Property and/or the building. This section does not exclude any of the Lessee’s liability to any third party.

b.                                      The Lessee hereby undertakes to indemnify the Lessor– within 30 (thirty) days from his first written demand - for injury, damage or failure as said in the above sub section (a) and to reimburse the Lessor - within 15 (fifteen) days from his first written demand - all the sum that the Lessor paid for injury, damage or failure, connected to his defense for a aforesaid claim (including the Lessor’s reasonable attorney’s fees), subject to the Lessor sending the Lessee the third party’s note for this claim.

c.                                       The Lessee undertakes to exemplify the Lessor and keep him free from any liability deriving from any damage caused to any party, animal or inanimate, for the aforesaid in this section and/or by Property’s defects.

d.                                      If a claim and/or a demand is presented to the Lessor to indemnify any person or body for a case in which the Lessee is liable as aforesaid, at the Lessors discretion, the defense management will be transferred to the Lessee and the Lessee will conduct it and bear all payments, expenses and attorneys’ fees connected with the cancellation of the claim and/or the defense and court procedures, subject to the Lessee sending a detailed note to the Lessor immediately after learning of the claim and/or the demand to the Lessor’s care.

18.       Breach and Remedies

a.                                      In addition to any special section of this Agreement, the parties see in every one of the following, a basic breach and defect undermining the root of the Agreement. .

1)             Without derogating and/or changing the aforesaid in section 4c., non-payment on time of any of the sums that the Lessee must pay by this Agreement.

2)             If the Lessee will transfer his rights and/or liabilities and/or allow use of his rights and/or liabilities in contradiction to that defined in this Agreement.

3)             If the Lessee will operate a business on the Property that contradicts that defined in this Agreement.

4)             In the case of a process of receivership and/or liquidation against the Lessee.

b.                        In every one of the detailed above sub section a., the Lessor will be entitled, at his discretion, to take one of the following steps:

1)             To cancel this Agreement and accordingly end the lease period and return to himself the Property’s possession.

2)             In addition to the aforesaid, the Lessor may charge the Lessee arrears interest as referred to in the above section 4b.at the Lessor’s discretion for any delay in payment that the Lessee owes to the Lessor by this Agreement and that from the day the Lessee had to pay, up to the actual payment or collection.

c.                         If at the end of the lease period the Lessee does not evacuate the Property according to this Agreement’s instructions, then, in addition to any remedy given to the Lessor by this Agreement and/or by law, the Lessor may if circumstances are justified, change the Property’s locks, cut the electricity current and take any other justified step.

The Lessor will not bear any liability for damage or loss caused to the Lessee resulting from the aforesaid and all the expenses, including storage and transport, will fall exclusively on the Lessee.

d.                        If one of the parties will carry out a basic breach of this Agreement’s instructions, then, in addition to any remedy allowed to him by this Agreement’s instructions and/or by law and notwithstanding the aforesaid, the damaged party will be entitled to receive from the breaching party, upon his first written demand, an agreed compensation evaluated without proof of damage, an amount in NIS equal to 10,000 (ten thousand) US$ at the exchange rate known in the transaction.

19.       Collateral

To secure the fulfillment of all the Lessee’s obligations deriving from this Agreement, the Lessee will provide the Lessor with the following collaterals:

a.              The Lessee will hereby submit to the Lessor, a payment equal to 4 months’ rent totaling 154,000 NIS (including management fees) (hereinafter “the Bank guarantee”). If the Agreement is extended and/or the rent increased as noted in the following section 20 the guarantee will be increased accordingly. The Bank guarantee will be deposited in the trustee’s hands of the Lessor’s representative, Avi Bechar, Attorney, and will be used in the case that the Lessee breaks this Agreement in a basic breach or violation of this Agreement, which is not repaired within 7 business days, from the time the Lessee was given written note by the Lessor. In the note the matter of the basic breach will be described. The Bank guarantee will be returned to the Lessee after 30 days from the end of the lease period or optional extended periods, if will be and subject to all the Property’s rent by this Agreement being paid by the Lessee.

Breach of section 9 is a basic breach of the Agreement.

20.       The Extension Period Option

a.                        An option is hereby proposed to the Lessee to extend the lease period for an additional 24 months’ period (hereinafter: “the option period”). Realization of the option by the Lessee will be by provision of a written advance note to the Lessor, at least 120 days before the lease period expiry date, to realize the option.

It is hereby clarified that the condition to implement the said option is the actual delivery by the Lessee to the Lessor’s or his attorney’s hand not later than two months before the lease period expiry date, the insurer’s note in the form of Appendix a’ that the insurance policies will be valid up to the option period’s end that was exercised along with a new Bank guarantee. Non-delivery of any of the said notes and/or documents will result in the cancellation of the said option as if the note of the option implementation was not delivered and that at the Lessor’s discretion.

c.                         All this Agreement’s provisions will apply to the option period, except for the current section.

d.                        Notwithstanding the aforesaid, if the Lessee repeatedly breaches the Agreement, the Lessor will be entitled to cancel any aforementioned Lessee’s option given and this will not be deemed as a breach of this Agreement, provided that he had delivered an advance written warning that if the breach will continue, section 4 instructions will apply.

e.                         The Option period’s rent will be based on the rent paid for the last lease period’s monthly rent plus the index and plus 4 NIS for every m2 of the Property. The rent will be paid in the same pattern as aforesaid.

f.                          It is hereby clarified that if the Lessee will notify the option’s realization and for any reason deriving from the Lessee, he will not finally exercise it, the Lessor will be entitled to a payment of a sum equal to NIS 34,000 plus management fees, and that, as agreed compensation beyond any other remedy the Lessor is eligible by law and/or by this Agreement. The Lessor has given his consent.

21.       Transfer of the Property

The Lessor will be entitled to transfer his rights, all or part of them, on the Property to a third party during the lease period, provided that he has delivered the Lessee with an advance note at least two weeks before the transfer of the said rights and provided and the Lessee’s rights are not damaged.

This done, the new right’s owner will replace the Lessor in all the acquired rights, and the Lessee undertakes to fulfill all his responsibilities deriving from the rights the owner has bought.

22.       Nonuse of rights by the Lessor

In any case in which the Lessor does not apply one or more of his rights by this Agreement, it will not be deemed as the Lessor’s waive or agreement and the Lessee waives any right to put forward claims concerning the said waive or agreement.

23.       Notes

a.              Every note sent by any of the parties to the other address as described in the preamble to this Agreement will be deemed as having reached its destination after 72 hours if sent by recorded post, and on its delivery, if delivered by hand.

b.              The Lessee undertakes to deliver to the Lessor’s representative a copy of all the notes received from the Management Company and/or the delegation within 5 business days from the notes’ reception.

General

24.       Every payment that applies and/or will apply to one of the parties and will be paid for by the other party, will be returned by the payment liable according to this Agreement and/or by law to the payer, within 7 (seven) days from the reception of the payer’s party’s written demand.

25.       It is hereby explicitly agreed and declared by the parties, that this agreement comprehends and formulates all that agreed by them and that after the signing of this Agreement there is not, and will not, be any validity to any agreement and other agreements apart from this Agreement.

In avoidance of doubt it is hereby agreed and declared, that no change, extension, waiver, delay, relief or discount done in this Agreement and/or in the derived charges, will be valid, unless done in writing and signed by all parties.

26.       Each party will bear his Attorney’s legal fees in relation to the preparation and signing of this Agreement.

Exclusive jurisdiction clause:

27.       It is hereby agreed that the Tel Aviv Court of Justice will have exclusive jurisdiction authority to judge every matter relating to this Agreement.

In witness whereof, the parties have signed this Agreement

The Lessee	The Lessor

I undersigned,                        , attorney for the Lessee, hereby confirm that the Lessee is authorized to sign this Agreement with the Lessor, and there is no prevention from the Lessee party to be attached to this Agreement, and that this attachment is in line with the Lessee’s Articles and memorandum.

Date:	14/5/12	/s/ Dimenstein Attorney

I, the undersigned, Avi Bechar, Attorney, Attorney for the Lessor, hereby confirm that the Lessor is authorized to sign this Agreement with the Lessor, and there is nothing preventing the Lessor party from being attached to this Agreement, and that this attachment is in line with the Lessor’s Articles and memorandum.

Additionally, I confirm that Mr. Yaakov Bechar is the Lessor’s Authorized signatory, and has signed this Agreement in my presence.

Date:	4/5/12	/s/ Avi Bechar Attorney

Appendix “a”  (section 14 b of the Agreement)

To

Bechar & Sons (1983) - Food Supply and Marketing Ltd.
At Adv. Avi Bechar, of 9 Hagilad St., Ramat Gan

Dear Sirs.,

Re: Insurance Edition Certificate for the period from            to

We hereby certify that we have edited the policies detailed in section 14 of the Agreement on the Property leased by you and that is in the possession of the Lessee whose name is detailed below, located on Floor A at 5 Oppenheimer St., Rehovot (hereinafter: “The Property”), and relates to the Property’s Lessee’s business and activities.

1.                  The insured name                                ((hereinafter: “The Lessee”).

The insured properties: The Property’s content (without derogating from the generality, including all alterations, improvements and additions to the Property that are done and/or will be done by or for the Lessee, including equipment, furniture, facilities and stock of all kinds.

The insurance sum:

Special condition: The policy includes a section concerning the waiver of subrogation towards you as well as toward guests and visitors to the site.

2.                  Third party liability insurance: (about the Lessee’s business and activities)

The insured name                                  ((hereinafter: “The Lessee”).

Liability limit:                                      For one case                        (                 ) minimum.

Special conditions:	1.	It is agreed that the policy is comprehensive to indemnify the Lessor for his actual or future vicarious liability to the Lessee’s act and/or default

	2.	The policy includes a cross-liability section for the insured individuals.

The policies cannot be cancelled without a 30 (thirty) days advance registered mail written note to Avi Bechar Attorney.

Sincerely

The insurer’s name and signature

Appendix “b”  (section 19b of the Agreement)

To

Bechar & Sons (1983) Food Supply and Marketing Ltd.,

At Adv. Avi Bechar, of 9 Hagilad St.,
Ramat Gan

Dear Sirs.

Re:	Bank Guarantee Letter Number:

1.

In reply to                                (hereinafter “the Lessee”), We hereby guarantee to pay any amount that you require from us on the actual payment date, up to the total value of 154,000 New Israeli Shekels (in words, a hundred and fifty four thousand NIS) (hereinafter “the guarantee”), that is due or will be due from the lessee to ensure the fulfilling of all his liabilities by the lease Agreement of the Office spaces at 5 Oppenheimer St., Rehovot, with all its Appendices, that was edited and signed on the                      (hereinafter “the Agreement”).

2.

At your first written request (hereinafter “the Request”) and not later than seven days from the receipt of your written request here to our address cited below we shall send you in exchange of this guarantee, any sum set in this request provided that it will not exceed the guarantee sum, and that without requiring you to prove your request.

3.	This guarantee cannot be converted or assigned.

4.	This guarantee will be valid until and including the day , and after this date will be null and void. Every written demand by this guarantee letter must reach the undersigned before the said date .

Respectfully,

Bank

Branch

Address

Management Agreement

Made and signed on January 1, 2012

Between:

Ofek, MB - Facilities Management Service (2000) Ltd
(Hereinafter: “The Management Company”)

And:

Lev Hapark residents’ representatives
Openheimer 5
Rehovot
(Hereinafter: “The Delegation”)

Whereas:	The Delegation represents all the building’s residents;

And Whereas:	The Delegation wishes to receive from the Company management maintenance services in the building;

And Whereas:	The Company has the knowhow and the capability to perform the services offered in this Agreement;

And Whereas:	This Agreement is intended to regulate the mutual undertakings in all that concerns the management and the execution of the services in the building;

And Whereas:	This Agreement is intended to regulate the mutual undertakings in all that concerns the management and the execution of the services in the building;

Thus stated, it was stipulated and agreed between the parties as follows:

Preamble

1.              The preamble and the parties’ declarations of this Agreement are an integral part of the agreement.

2.              The headings of the sections in this Agreement are only for convenience; they are not part of this Agreement and will not be used as interpretation.

3.              The parties to this Agreement will not be connected to any declaration, representation, agreements and undertakings, (orally or in writing) that are not included in this Agreement and before its signing.

4.              Every alteration in this Agreement and every addition to this Agreement will be in writing and signed by the two parties, otherwise they will be invalid.

5.              The Delegation and the residents declare that there is no prevention by law and/or agreement to engage with the Company in this Agreement.

The engagement

7.              The Company will exclusively manage and perform the services in the building for the Delegation, in good faith, conscientiously, and to the usual high standard and according to the terms fixed in this Agreement.

8.              By signing this Agreement, the Delegation empowers the Company and allows it, as far as it depends on its decision, to receive the holding and care of the management of the common property. To avoid doubt, it is clarified that the Company does not undertake any liability to the common property on its different facilities toward any authority, except for its undertaking to keep and abide by any law and/or relevant regulation concerning the services’ operation. Without derogating from the generality, it is clarified that the Company will not bear payments and/or charges deriving from the common property except from its undertakings by this Agreement.

The Agreement Period

9.              The beginning of the Agreement Period will be from January 1, 2012 and it will be for 12 months subject to this Agreement’s provisions. If the Agreement Period ends and no notice are given for its termination, as stated below, the Agreement will continue to apply until its cessation, as stated in the following section 10.

10.       The Agreement Period will end, if any of the following conditions takes place, whichever is earlier :

a.              At the time the Company declares its wish to terminate the Agreement provided it has notified the Delegation 60 days ahead and in writing.

b.              At the time the Delegation notified the Company that it wishes to terminate the Agreement provided it had notified the Delegation 60 days ahead and in writing.

c.               If the Delegation and/or any of the building’s residents will contravene any of the undertakings of the Agreement, the Company will be entitled to end this Agreement in 45 days by written note.

d.              Notwithstanding the aforesaid in this section, it is agreed that the parties will not give notice of the Agreement’s cessation in the 12 month period following the determined date.

The services

11.       The Company will supply the necessary services at its discretion and decision in the building’s common property, for its management, maintenance and operation of the building’s common property (Hereinafter: “The services”) and that as stated in the Company’s offer detailed in Appendix a’. It is clarified that the services scope and/or their frequency and/or the comments on the services, detailed in Appendix a’ of this Agreement, can be changed and/or adjusted by the Company according to the necessary requirements, at the Company’s discretion, for the management, maintenance and operation of the building’s common property.

The services management and operation

12.       The Company may decide from time to time, subject to this Agreement, the services scope, quality, kind, method and time of their provision.

13.       The Company may decide from time to time, to fix procedures, to update them and/or change them in connection to services operating in the building or the common property, all and/or in part. The procedures will be coordinated with the Delegation and will be binding for the building’s residents.

14.       The Management Company may contact from time to time contractors and/or sub-contractors of other companies for the operation of part and/or all of the services that the Management Company has accepted under this Agreement. Such a connection will be for certain part of the project and/or every part of the facilities and the systems and/or for all the services and/or part of them.

15.       The Management Company may employ and/or contact in any way it deems fit, for full or part employment, any person or body, including technical, professional or administrative employees, clerks, specialists, attorneys, advisors, laborers and professional work suppliers.

16.       If any of the building’s residents, representatives, guests, visitors and/or any third party contravene the said procedures and this breach causes a defect and/or failure and/or damage in any part of the building and/or all or part of the common property that is not considered reasonable and regular wear, the Company will not be liable and repair costs will fall exclusively on the Delegation. If the Delegation wishes the Company to do any work connected to the said damage, the proceeds due to the Company will be in addition to the management’s fees and will be calculated separately.

17.       In avoidance of doubt, the Company will not be considered as the building’s guard and/or in any part of it, neither of its contents in the meaning of the term in the Guards Law 1967. The building’s residents and/or the Delegation will be responsible for their property and the said Law will not apply to the relations between the Company and the Delegation and/or any of the building’s residents.

18.       It is clarified that the Company is not responsible for the collection of the residents’ debts to the authorities.

The Proceeds

19.       The proceeds for reception of all the services detailed in this Agreement and in its Appendix a’ will be NIS 7.28 per m2 plus VAT. It is hereby clarified that the cost was calculated on the basis of the building’s surface of 7,280 m2.

Insurance

20.       The Company will ensure the building for a third party policy for up to NIS 12,000,000 for each case and for the period with a policy covering the area of public spaces only.

21.       The Company will also ensure its employees in an employers’ liability policy.

Delayed payments

22.       Every time the property’s owner will be in arrears in any payment due from him to the Management Company by this Agreement for a period exceeding 14 days and/or if the property’s owner contravenes any of this Agreement’s provisions, the Management Company will be entitled, in addition, and without derogating its rights, to demand any sum due to it by the property’s owner and to get it by any means of support it chooses.

23.       To add to every delayed payment interest, an arrears’ interest at the customary highest rate on the said date in Bank Leumi Ltd. for unauthorized credit’ deviations and/or interest and linkage by the Interest and Linkage Law 1961, whichever is the higher, starting with the debt’s creation and until the actual payment day.

24.       In every case of claim from the Management Company against a resident/ property owner for breach of this Agreement, the resident will indemnify the Management Company for all the expenses that the Management Company will incur due to these procedures.

25.       Refusal or unwillingness on the part of the resident to receive any service and/or his wish to cease and/or cancel this Agreement or part of its provisions, will not release him from paying all the fees by this Agreement.

Delayed payments

26.       The Tel Aviv Court of Justice will have exclusive jurisdiction authority to judge every matter relating to this agreement and/or deriving from it, including its operation, violation or cancellation.

27.       Notwithstanding the aforesaid, controversy concerning matters defined in this Agreement will be settled in the way fixed by this Agreement.

Notes

28.       The parties’ address for this Agreement, will be as described in the heading of this Agreement or every other address in Israel which will be detailed in the note sent to the other party as stated in this section.

29.       Every note sent by any of the parties to the other to this address will be deemed as having reached its destination after 3 business days if sent by recorded post.

In witness whereof the parties signed

The Management Company	The Delegation